Dated as of December 18, 2015

CANADIAN PACIFIC RAILWAY LIMITED
as Guarantor and
CANADIAN PACIFIC RAILWAY COMPANY
as Issuer

GUARANTEE OF CANADIAN PACIFIC RAILWAY COMPANY'S PERPETUAL 4% CONSOLIDATED DEBENTURE STOCK

THIS GUARANTEE OF CANADIAN PACIFIC RAILWAY COMPANY'S
PERPETUAL 4% CONSOLIDATED DEBENTURE STOCK (the "Guarantee") dated as of December 18, 2015 between CANADIAN PACIFIC RAILWAY LIMITED, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the "Guarantor") and CANADIAN PACIFIC RAILWAY COMPANY, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the "Issuer").

RECITALS OF THE ISSUER AND THE GUARANTOR

WHEREAS, the Issuer has issued and there is outstanding £3,448,025 stated amount of Perpetual 4% Consolidated Debenture Stock denominated in Sterling in registered form (the "Sterling CDS") and US$30,261,800 stated amount of Perpetual 4% Consolidated Debenture Stock denominated in U.S. dollars (the "U.S. Dollar CDS" and, collectively with the Sterling CDS, the "Consolidated Debenture Stock"), of which U.S. $28,985,300 stated amount is in registered form and US$1,276,500 stated amount is in bearer form with coupons attached.

WHEREAS, the Guarantor desires to fully and unconditionally guarantee the stated amounts of the Consolidated Debenture Stock and the interest payable in respect of the Consolidated Debenture Stock from time to time, and to provide therefor, the Guarantor has duly authorized the execution and delivery of this Guarantee.

NOW, THEREFORE, THIS GURANTEE WITNESSETH: that in
consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is covenanted and agreed, for the equal and proportionate benefit of all holders of the Consolidated Debenture Stock (each, a "Holder"), as follows:

1.    GUARANTEE

1.1    Agreement to Guarantee

The Guarantor hereby fully and unconditionally guarantees to each Holder of Consolidated Debenture Stock, the due and punctual payment of the principal of and interest on the Consolidated Debenture Stock, when and as the same shall become due and payable, according to the terms hereof and the Consolidated Debenture Stock. In case of the failure of the Issuer to punctually make any such payment of principal or interest, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, as if such payment were made by the Issuer.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Consolidated Debenture Stock, any failure to enforce the provisions of the Consolidated Debenture Stock, or any waiver, modification or indulgence granted to the Issuer with respect thereto or hereto, by the Holder of the Consolidated Debenture Stock or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of the Consolidated Debenture Stock, or increase the interest rate thereon, or alter the maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to the Consolidated Debenture Stock or the indebtedness evidenced thereby, and covenants that its obligations under this Section 1.1 will not be discharged except by payment in full of the principal of and interest on the Consolidated Debenture Stock.

The Guarantor shall be subrogated to all rights of each Holder of the Consolidated Debenture Stock, and any paying agent in respect thereof, against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Section 1.1; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Consolidated Debenture Stock shall have been paid in full.

The maximum aggregate amount of the Consolidated Debenture Stock guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering this Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

1.2	Execution and Delivery

To evidence its Guarantee set forth in Section 1.1 hereof, the Guarantor hereby agrees that this Guarantee shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title.

The Guarantor hereby agrees that its Guarantee set forth in Section 1.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Consolidated Debenture Stock.

1.3	Release of Guarantee

The Guarantor will be released and relieved of its obligations under the Guarantee in respect of the Consolidated Debenture Stock to the same extent the Issuer is released and relieved of its obligations to Holders in respect of the Consolidated Debenture Stock. At the request of the Guarantor, the Issuer shall execute and deliver an appropriate instrument evidencing such release.

2.	GENERAL

2.1	Effectiveness

This Guarantee will become effective upon its execution and delivery.

2.2	Jurisdiction

Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in the State of New York in connection with any action, suit or other proceeding arising out of or relating to this Guarantee or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

2.3	Governing Law

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

2.4	Severability

In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.5	Counterparts and Formal Date

This Guarantee may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first above written.

IN WITNESS WHEREOF the parties hereto have executed this Guarantee on the date first above written.

CANADIAN PACIFIC RAILWAY LIMITED,
As Guarantor

By: /s/ Mark Erceg
Name: Mark Erceg
Title:    Executive Vice President and
Chief Financial Officer

By: /s/ Darren J. Yaworsky
Name: Darren J. Yaworsky
Title:    Vice-President and Treasurer

Acknowledged and agreed by:

CANADIAN PACIFIC RAILWAY COMPANY,
As Issuer

By: /s/ Mark Erceg
Name: Mark Erceg
Title:    Executive Vice President and
Chief Financial Officer

By: /s/ Darren J. Yaworsky
Name: Darren J. Yaworsky
Title:    Vice-President and Treasurer

[Signature Page for the Guarantee of the Consolidated Debenture Stock]